Exhibit 4.1

WESTERN WIRELESS CORPORATION

2004 EMPLOYEE STOCK PURCHASE PLAN

Western Wireless Corporation (the “Company”) does hereby establish its 2004 Employee Stock Purchase Plan (the “Plan”) as follows:

1. Purpose of the Plan. The Plan is intended to provide a method whereby eligible employees of the Company and its Subsidiaries will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Class A Common Stock of the Company. The Company believes that employee participation in the ownership of the Company will be of benefit to both the employees and the Company. The Company intends to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner that is consistent with the requirements of that Section of the Code.

2. Definitions.

“Account” shall mean the funds that are accumulated with respect to each individual Participant as a result of payroll deductions for the purpose of purchasing Shares under the Plan. The funds that are allocated to a Participant’s account shall at all times remain the property of that Participant, but such funds may be commingled with the general funds of the Company. No interest will be paid to Participants on any funds in the Accounts.

The “Board” means the Board of Directors of the Company.

“Business Day” means a day on which the Nasdaq National Market is accepting trades.

The “Code” means the Internal Revenue Code of 1986, as amended.

The “Commencement Date” means the January 1 or July 1, as the case may be, on which the particular Offering begins. Notwithstanding the foregoing, the “Commencement Date” for the first Offering under this Plan shall be March 1, 2004.

The “Committee” means the Compensation Committee of the Board (or any other committee of the Board comprised to comply with Rule 16b-3 promulgated under the Exchange Act and designated by the Board to administer the Plan). Notwithstanding any delegation of authority to the Committee, the Board may also take any action under the Plan in its discretion at any time, and any reference in this Plan document to the rights and obligations of the Committee shall be construed to apply equally to the Board.

The “Company” means Western Wireless Corporation, a Washington corporation.

The “Ending Date” means the June 30 or December 31, as the case may be, on which the particular Offering concludes.

The “ESPP Broker” is a qualified stock brokerage or other financial services firm that has been designated by the Committee to establish accounts for Shares purchased under the Plan by Participants.

The “Exchange Act” means the Securities Exchange Act of 1934, as amended.

The “Holding Period” shall mean the holding period that is set forth in Section 423(a) of the Code, which, as of the date that the Company’s Board of Directors adopted this Plan, is both (a) that two (2) year period after the Commencement Date, or, if applicable, a Purchase Date with respect to any Offering, and (b) that one (1) year period after transfer to a Participant of any Shares under the Plan.

“Offerings” means an initial offering between March 1, 2004 and June 30, 2004, followed by nineteen separate consecutive six-month offerings, for the purchase and sale of Shares under the Plan. Each one of the Offerings shall be referred to as an “Offering.”

“Participant” means an employee who, pursuant to Section 3, is eligible to participate in the Plan and has complied with the requirements of Section 7.

“Purchase Date” means a date during an Offering, as determined from time to time by the Committee, on which a Participant shall be deemed to have carried out its right of purchase pursuant to Section 10. The Committee may designate that there shall be one or more Purchase Dates during an Offering. In the absence of any other determination by the Committee, the Purchase Date will be the last Business Day of each month. “Purchase Date” shall include the last Business Day of June and the last Business Day of December.

The “Plan” means this Western Wireless Corporation 2004 Employee Stock Purchase Plan.

“Shares” means shares of the Company’s Class A Common Stock, no par value per share.

“Subsidiaries” shall mean any present or future domestic or foreign corporation that: (a) would be a “subsidiary corporation” of the Company as that term is defined in Section 424 of the Code, and (b) whose employees have been designated by the Committee to be eligible, subject to Section 3, to be Participants under the Plan. The Committee shall have complete discretion to designate from time to time the subsidiary corporations whose employees will be eligible, subject to Section 3, to be Participants under the Plan, and the Committee’s designation or change in designation to add or remove a corporation from the list of participating subsidiary corporations shall not require the consideration or approval of the Company’s shareholders.

“Total Annual Compensation” means an employee’s regular straight time salary or earnings, plus review cycle bonuses and overtime payments, payments for incentive compensation, commissions and other special payments except to the extent any such item is excluded specifically by the Committee. Total Annual Compensation includes employee elective deferrals or contributions made on the foregoing amounts to a 401(k) plan, a cafeteria plan, or a qualified transportation fringe plan or other plan, if any, that are not includible in the employee’s gross income at the time of deferral or contribution.

“Withdrawal Notice” means a notice, in a form designated by the Committee, that must be submitted to the Company pursuant to Section 22 by any Participant who wishes to withdraw from an Offering.

3. Employees Eligible to Participate. Any employee of the Company or any of its Subsidiaries who is in the employ of the Company or any of its Subsidiaries on the Commencement Date. With respect to any employee subject to Section 16(b) of the Exchange Act, the Company may impose such conditions on the grant or exercise of any rights hereunder necessary to satisfy the requirements of the Exchange Act or applicable regulations promulgated thereunder.

4. Offerings. The Plan shall consist of an initial offering between March 1, 2004 and June 30, 2004, followed by nineteen separate consecutive six-month Offerings. The first Offering shall commence on March 1, 2004 and end on June 30, 2004. Thereafter, Offerings shall commence on each subsequent July 1 and January 1. The final Offering under the Plan shall commence on July 1, 2013 and terminate on December 31, 2013.

5. Price. The purchase price per share shall be as established by the Committee, but in no event shall the purchase price per share be less than the lower of (a) 85 percent of the fair market value of the Shares on the Commencement Date, or the nearest subsequent Business Day, or (b) 85 percent of the fair market value of the Shares on the Purchase Date. Fair market value shall mean the closing bid price as reported on the National Association of Securities Dealers Automated Quotation System or, if the Shares are traded on a stock exchange, the closing price for the Shares on the principal of such exchange, or, if the Shares are purchased by the ESPP Broker, the price paid for such Shares by the ESPP Broker. In the absence of any other determination by the Committee, the purchase price will be 85 percent of the fair market value of the Shares on the Purchase Date.

6. Number of Shares Reserved Under the Plan. The maximum number of Shares that will be offered under the Plan is one million (1,000,000). If for any reason not all of the Shares offered to a Participant under an option grant are purchased (e.g., due to a withdrawal pursuant to Section 13), the Shares not purchased shall again become available to be offered under the Plan. If, on any date, the total number of Shares for which purchase rights are to be granted pursuant to Section 9 exceeds the number of Shares then available under this Section (after deduction of all Shares that have been purchased under the Plan and for which rights to purchase are then outstanding), the Committee shall make a pro rata allocation of the Shares that remain available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, each Participant’s payroll deductions shall be reduced accordingly and the Company shall give to each Participant a written notice of such reduction.

7. Participation. An eligible employee may become a Participant by completing the Enrollment Agreement that shall be provided by the Company and filing it with the Company on or before a date prior to the Commencement Date of the Offering to which it relates, as established by the Committee. Participation in one Offering under the Plan shall neither limit, nor require, participation in any other Offering. A Participant who has not withdrawn from an Offering pursuant to Section 13 shall automatically participate in subsequent Offerings at the same payroll deduction rate until the Participant ceases to be eligible to participate under Section 3, terminates employment, or submits a Withdrawal Notice or a request to change his or her payroll deduction rate. Any request to change a payroll deduction rate shall not become effective until the Offering that begins after the request has been properly submitted to the Company.

8. Payroll Deductions.

8.1 At the time the Enrollment Agreement is filed and for so long as a Participant participates in the Plan, each Participant shall authorize the Company to make payroll deductions of a whole percentage (not partial or fractional) of Total Annual Compensation; provided, however, that no payroll deduction shall exceed 10 percent of Total Annual Compensation.

8.2 Each Participant’s payroll deductions shall be credited to that Participant’s Account. A Participant may not make a separate cash payment into such Account nor may payment for Shares be made from other than the Participant’s Account.

8.3 A Participant’s payroll deductions with respect to an Offering shall begin on the Commencement Date, and shall end on the Ending Date unless the Participant elects to withdraw pursuant to Section 13.

8.4 A Participant may discontinue participation in the Plan as provided in Section 13, but no other change may be made during an Offering and, specifically, a Participant may not alter the percentage rate of payroll deductions during an Offering.

9. Granting of Right to Purchase. On the Commencement Date, the Plan shall be deemed to have granted to each Participant a right to purchase as many full and fractional Shares as may be purchased with such Participant’s Account. All Participants who participate in an Offering shall have the same rights and privileges with respect to that Offering in accordance with Code Section 423(b)(5). The maximum amount of payroll deductions during any Offering that any Participant may have withheld under this Plan shall be determined from time to time by the Committee and shall be communicated to Participants prior to an Offering. In the absence of any other determination by the Committee, no Participant may have withheld payroll deductions in excess of $6,500 during any single Offering. In addition to the foregoing limit and the limit set forth in Section 20, no Participant may purchase more than 2,000 Shares during any single Offering. The 2,000 Share limit may be adjusted as permitted pursuant to Section 19 of the Plan. Any cash in a Participant’s account on the Ending Date (e.g., because the foregoing dollar or Share limitations prevent full use of the Account balance to purchase Shares) shall be returned to the Participant as soon as practicable, without interest being paid on the amount returned.

10. Purchase of Shares. On each of one or more Purchase Dates during an Offering, but in no event later than the Ending Date, each Participant who has not otherwise withdrawn from an Offering pursuant to Section 13 shall be deemed to have carried out the right to purchase, and shall be deemed to have purchased from the Company at the purchase price set forth in Section 5, the number of full and fractional Shares that may be purchased with such Participant’s Account as of the date of such purchase. In order to complete a Participant’s purchase of Shares under this Plan, the Company may issue new Shares to the Participant, or the Company may purchase shares on the open market and resell such Shares to the Participant. All such Shares issued or sold to Participants under this Plan (including those purchased on the open market) shall reduce the number of Shares available to be offered under this Plan.

11. Participant’s Rights as a Shareholder. No Participant shall have any rights of a shareholder with respect to any Shares until the Shares have been purchased in accordance with Section 10 and issued by the Company.

12. Evidence of Ownership of Shares.

12.1 Promptly following each Purchase Date, the Shares that are purchased by each Participant shall be deposited into an account that is established in the Participant’s name with the ESPP Broker.

12.2 A Participant may direct, by written notice to the Company prior to any Purchase Date of the pertinent Offering, that the ESPP Broker account be established in the names of the Participant and one such other person as may be designated by the Participant as joint tenants with right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law. Any Shares purchased after such a request is properly submitted to the Company shall be placed in such jointly-owned account.

12.3 A Participant shall be free to undertake a disposition, as that term is defined in Section 424(c) of the Code (which generally includes any sale, exchange, gift or transfer of legal title), of Shares in the Participant’s ESPP Broker account at any time, whether by sale, exchange, gift or other transfer of title. In the absence of such a disposition of the Shares, however, the Shares must remain in the Participant’s account at the ESPP Broker until the Holding Period has been satisfied. With respect to Shares for which the Holding Period has been satisfied, a Participant may move such Shares to an account at another brokerage firm of the Participant’s choosing or request that a certificate that represents the Shares be issued and delivered to the Participant.

12.4 A Participant who is not subject to United States taxation, at any time and without regard to the Holding Period, may move its Shares to an account at another brokerage firm of the Participant’s choosing or request that a certificate that represents the Shares be issued and delivered to the Participant.

13. Withdrawal.

13.1 A Participant may withdraw from an Offering, in whole but not in part, at any time by delivering a Withdrawal Notice to the Company. Such Withdrawal Notice shall be effective not later than the first day of the second pay period following the pay period in which the Withdrawal Notice was delivered (e.g., if a Participant submits a Withdrawal Notice during the pay period of February 16 through February 28, the withdrawal will be effective not later than the pay period that commences on March 16). Until such notice is effective, such withdrawing Participant shall be deemed to be a Participant with respect to all terms and conditions of the Plan, including, without limitation, the right to purchase Shares pursuant to Section 10. Upon effectiveness of the Withdrawal Notice, the Company shall refund the Participant’s entire Account as soon as practicable thereafter. No interest will be paid on the amount refunded.

13.2 An employee who has previously withdrawn from the Plan may re-enter by complying with the requirements of Section 7. An employee’s re-entry into the Plan will become effective on the Commencement Date of the next Offering following withdrawal, and, if the withdrawing employee is an officer of the Company within the meaning of Section 16 of the Exchange Act, such employee may not re-enter the Plan before the beginning of the second Offering following such withdrawal.

14. Carryover of Account. At the conclusion of each Offering, the Company automatically shall re-enroll each Participant in the next Offering at the same rate of payroll deduction. Upon termination of the Plan, the balance of each Participant’s Account shall be refunded to the respective Participant.

15. Interest. No interest shall be paid or allowed on a Participant’s Account.

16. Rights Not Transferable. No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber such Participant’s Account or any rights to purchase or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such rights and interests shall not be liable for, or subject to, a Participant’s debts, contracts, or liabilities. If a Participant purports to make a transfer, or a third party makes a claim in respect of a Participant’s rights or interests, whether by garnishment, levy, attachment or otherwise, such purported transfer or claim shall be treated as a withdrawal election under Section 13. Only the Participant may elect to participate in or withdraw from the Plan, and such election rights may not be transferred.

17. Termination of Employment. Upon termination of a Participant’s employment for any reason whatsoever, including but not limited to death or retirement, amounts in the Participant’s Account shall be used to purchase Shares as of the next Purchase Date immediately following the Participant’s termination of employment. Notwithstanding the foregoing, if there is not a Purchase Date within 3 months after the Participant’s termination of employment, amounts in the Participant’s Account shall be returned to the Participant (or to his or her estate, as applicable) and the Participant (or his or her estate, as applicable) shall not be permitted to make any further purchases under this Plan.

18. Amendment or Discontinuance of the Plan. The Committee shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that (a) subject to Sections 19 and 23.1(b), no Participant’s existing rights under any Offering that is in progress may be adversely affected thereby, and (b) subject to Section 19, in the event that the Committee desires to retain the favorable tax treatment under Sections 421 and 423 of the Code, no such amendment of the Plan shall increase the number of Shares that were reserved for issuance hereunder unless the Company’s shareholders approve such an increase.

19. Changes in Capitalization. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the capital structure of the Company, the Committee may make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of the Shares that are authorized to be offered and available for purchase under the Plan, and in the number of Shares that an employee is entitled to purchase.

20. Share Ownership. Notwithstanding anything herein to the contrary, no Participant shall be permitted to subscribe for any Shares under the Plan if such Participant, immediately after such subscription, owns shares that account for (including all shares that may be purchased under outstanding subscriptions under the Plan) five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or its Subsidiaries. For the foregoing purposes the rules of Section 424(d) of the Code shall apply in determining share ownership. In addition, no Participant shall be allowed to subscribe for any Shares under the Plan that permit such Participant’s rights to purchase Shares under all “employee stock purchase plans” of the Company and its Subsidiaries formed pursuant to Section 423 of the Code to accrue at a rate that exceeds $25,000 of the fair market value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time.

21. Administration. The Plan shall be administered by the Committee which may engage the ESPP Broker to assist in the administration of the Plan. The Committee shall be vested with full authority to interpret the Plan and make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons that claim rights or interests under or through a Participant.

22. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, that is designated by the Company from time to time for the receipt thereof, and, in the absence of such a designation, the Company’s Vice President of Human Resources shall be authorized to receive such notices.

23. Termination of the Plan.

23.1 This Plan shall terminate at the earliest of the following:

(a) December 31, 2013.

(b) The date of the filing of a Statement of Intent to Dissolve by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either of such events, on such date as the Company may determine, the Company may permit a Participant to carryout the right to purchase, and to purchase at the purchase price set forth in Section 5, the number of full and fractional Shares that may be purchased with that Participant’s Account. In such an event, the Company shall refund to the Participant the funds that remain in the Participant’s Account after such purchase.

(c) The date the Committee acts to terminate the Plan in accordance with Section 18 above.

(d) The date when all of the Shares that were reserved for issuance hereunder have been purchased.

23.2 Upon termination of the Plan, the Company shall refund to each Participant the balance of each Participant’s Account. No interest will be paid on the amounts refunded.

24. Limitations on Sale of Shares Purchased Under the Plan. The Plan is intended to provide Shares for investment and not for resale. The Company, however, does not intend to restrict or influence the conduct of any employee’s affairs. Consequently, an employee may sell Shares that are purchased under the Plan at any time, subject to compliance with any applicable federal or state securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES.

25. Governmental Regulation. The Company’s obligation to sell and deliver Shares under this Plan is subject to any governmental approval that is required in connection with the authorization, issuance, or sale of such Shares.

26. No Employment Rights. The Plan does not create, directly or indirectly, any right for the benefit of any employee or class of employees to purchase any Shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

27. Dates. All references in the Plan to a date are intended to refer to dates in the United States.

28. Governing Law. The law of the state of Washington shall govern all matters that relate to this Plan except to the extent it is superseded by the laws of the United States.

29. Savings Clause. It is intended that this Plan conform to Section 423 of the Code, all regulations promulgated thereunder and all rules adopted with respect thereto. Any provision of this Plan that does not conform to such Code section, regulations and rules, or is in violation thereof, shall be of no force or effect.